Exhibit 99.1

HCP Prices $2.4 Billion of Senior Unsecured Notes

LONG BEACH, Calif., Jan 20, 2011 — HCP (NYSE:HCP) priced $2.4 billion aggregate principal amount of senior unsecured notes in the following tranches:

•                  $400 million of 2.70% notes due 2014 with a yield of 2.734%;

•                  $500 million of 3.75% notes due 2016 with a yield of 3.838%;

•                  $1.2 billion of 5.375% notes due 2021 with a yield of 5.443%; and

•                  $300 million of 6.75% notes due 2041 with a yield of 6.833%.

The notes will have a weighted average maturity of 10.3 years and a weighted average yield of 4.831%. The net proceeds of the offering will be $2.37 billion, which will be used to finance a portion of the cash consideration for the previously announced HCR ManorCare acquisition. The offering is expected to close on Monday, January 24, 2011, subject to customary closing conditions.

BofA Merrill Lynch, UBS Investment Bank, Wells Fargo Securities, Citi and J.P. Morgan acted as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus. A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, 100 West 33rd Street, 3rd Floor, New York, New York 10001, Attention: Prospectus Department; or toll-free at 800-294-1322; (ii) UBS Securities LLC, 299 Park Avenue, New York, New York 10171, Attention: Prospectus Specialist; or toll-free at 877-827-6444, ext. 561 3884; or (iii) Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Syndicate Operations; or toll-free at 800-326-5897, prospectus.specialrequests@wachovia.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of September 30, 2010, HCP’s portfolio of investments, including properties owned by its unconsolidated joint ventures, consisted of: (i) interests in 670 properties among the following segments: 250 senior housing, 102 life science, 252 medical office, 45 skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds and consummate the HCR ManorCare acquisition. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

HCP

Thomas M. Herzog

Executive Vice President - Chief Financial Officer

562-733-5309